Exhibit 99.5

APTALIS HOLDINGS INC.

APTALIS HOLDINGS INC.

Condensed Consolidated Balance Sheets

(in thousands of U.S. dollars, except share related data)

	December 31, 2013	September 30, 2013
	$ (unaudited)	$
Assets
Current assets
Cash and cash equivalents	104,216	229,903
Accounts receivable, net	104,102	86,234
Income taxes receivable (Note 6)	3,449	5,963
Inventories, net (Note 5)	61,486	61,059
Prepaid expenses and other current assets	13,696	9,832
Deferred income taxes, net (Note 6)	8,888	8,176

Total current assets	295,837	401,167
Property, plant and equipment, net (Note 7)	94,333	95,470
Intangible assets, net (Note 8)	574,439	589,173
Goodwill (Note 8)	180,682	180,058
Deferred debt issue expenses, net of accumulated amortization of $15,077 ($18,959 as of September 30, 2013)	23,938	22,454
Other long term assets	624	—
Deferred income taxes, net (Note 6)	259	52,895

Total assets	1,170,112	1,341,217

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 9)	159,091	188,896
Income taxes payable (Note 6)	6,469	10,354
Current portion of long-term debt (Note 10)	12,500	9,500
Deferred income taxes, net (Note 6)	259	52,895

Total current liabilities	178,319	261,645
Long-term debt (Note 10)	1,218,310	911,844
Other long-term liabilities	40,505	56,086
Deferred income taxes (Note 6)	64,833	64,997

Total liabilities	1,501,967	1,294,572

Shareholders’ Equity (Deficit)
Capital stock (Note 11)

Common shares, par value $0.001; 100,000,000 shares authorized: 67,804,421 issued and outstanding as of December 31, 2013, 67,696,126 as at September 30, 2013	67	67
Accumulated deficit	(593,887)	(596,724)
Additional paid-in capital	307,571	691,378
Accumulated other comprehensive loss (Note 12)	(45,606)	(48,076)

Total shareholders’ equity (deficit)	(331,855)	46,645

Total liabilities and shareholders’ equity (deficit)	1,170,112	1,341,217

The accompanying notes are an integral part of the condensed interim consolidated financial statements. These condensed interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements.

APTALIS HOLDINGS INC.

Consolidated Statements of Operations

(in thousands of U.S. dollars, except share related data)

(unaudited)

	Three Months Ended December 31,
	2013	2012
	$	$
Net product sales	188,007	167,018
Other revenue	3,503	7,319

Total revenue	191,510	174,337

Cost of goods sold (a)	39,857	32,279
Selling and administrative expenses (a)	56,629	42,745
Management fees (Note 17)	1,925	1,729
Research and development expenses (a)	28,840	17,509
Depreciation and amortization (Note 12)	20,000	25,258
Fair value adjustments to intangible assets and contingent consideration	694	2,910
Gain on disposal of product line (Note 4)	(2,000)	(1,000)
Transaction, restructuring and integration costs	48	586

Total operating expenses	145,993	122,016

Operating income	45,517	52,321

Financial expenses (Note 12)	23,774	17,888
Loss on extinguishment of debt (Note 10)	5,309	—
Interest and other income	(47)	(60)
Loss (gain) on foreign currencies	119	(392)

Total other expenses	29,155	17,436

Income before income taxes	16,362	34,885
Income tax expense (Note 6)	13,455	8,234

Net income	2,907	26,651

(a)	Excluding depreciation and amortization

The accompanying notes are an integral part of the condensed interim consolidated financial statements. These condensed interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements.

APTALIS HOLDINGS INC.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended December 31,
	2013	2012
	$	$
Net income	2,907	26,651

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net of taxes of $(531) ($0 in 2012)	2,576	3,231

Fair value adjustments of hedging contracts:
Unrealized loss arising during period, net of taxes of $288 ($150 in 2012)	(486)	(254)
Reclassification to earnings for realized losses, net of taxes of ($816) ($568 in 2012) (Note 15)	(380)	(942)

Net change	(106)	688

Other comprehensive income	2,470	3,919

Comprehensive income	5,377	30,570

The accompanying notes are an integral part of the condensed interim consolidated financial statements. These condensed interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements.

APTALIS HOLDINGS INC.

Condensed Consolidated Statements of Shareholders’ Equity (Deficit)

(in thousands of U.S. dollars, except share related data)

(unaudited)

	Common Shares		Accumulated Deficit	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
	(number)	$	$	$	$	$
Balance, October 1, 2012	67,789,341	67	(683,033)	682,246	(58,504)	(59,224)
Net income	—	—	26,651	—	—	26,651
Other comprehensive income	—	—	—	—	3,919	3,919
Shares issued for cash	1,800	—	—	—	—	—
Buy-back of shares	(60,846)	—	—	—	—	—
Stock-based compensation expense	—	—	—	653	—	653

Balance, December 31, 2012	67,730,295	67	(656,382)	682,899	(54,585)	(28,001)

Balance, October 1, 2013	67,696,126	67	(596,724)	691,378	(48,076)	46,645
Net income	—	—	2,907	—	—	2,907
Other comprehensive income	—	—	—	—	2,470	2,470
Buy-back of shares	(127,547)	—	(70)	(107)	—	(177)
Stock-based compensation expense	—	—	—	806	—	806
Stock-based compensation on exercised options	235,842	—	—	2	—	2
Dividends paid	—	—	—	(384,508)	—	(384,508)

Balance, December 31, 2013	67,804,421	67	(593,887)	307,571	(45,606)	(331,855)

The accompanying notes are an integral part of the condensed interim consolidated financial statements. These condensed interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements.

APTALIS HOLDINGS INC.

Condensed Consolidated Statements of Cash Flows

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended December 31,
	2013	2012
	$	$
Cash flows from operating activities
Net income	2,907	26,651
Adjustments to reconcile net income to cash flows from operating activities:
Accretion expenses on amounts payable for the Mpex transaction	270	527
Loss on extinguishment of debt	5,264	—
Other non-cash financial expenses	1,498	1,924
Depreciation and amortization	20,000	25,258
Stock-based compensation expense	806	1,379
Gain on disposal of product line and write-down of assets	—	(992)
Fair value adjustments to intangible assets and contingent consideration	694	2,910
Non-cash gain on foreign exchange	(94)	(16)
Change in fair value of derivatives	(203)	(72)
Deferred income taxes	(2,185)	(2,858)
Changes in assets and liabilities:
Accounts receivable	(17,596)	(427)
Income taxes receivable	2,547	419
Inventories	88	(8,144)
Prepaid expenses and other current assets	(1,969)	3,731
Accounts payable and accrued liabilities	(27,570)	(19,798)
Other long-term liabilities	(15,183)	(15,037)
Income taxes payable	(3,891)	(11,400)

Net cash provided by (used in) operating activities	(34,617)	4,055

Cash flows from investing activities
Business acquisition, net of cash acquired	—	(20,000)
Acquisition of property, plant and equipment	(4,912)	(3,285)
Disposal of property, plant and equipment	—	4

Net cash used in investing activities	(4,912)	(23,281)

Cash flows from financing activities
Proceeds from issuance of long-term debt (Note 12)	1,237,500	—
Repayment of long-term debt	(929,500)	(2,699)
Deferred offering costs	(1,868)	—
Deferred debt issue expenses	(6,778)	—
Payments of contingent consideration related to Rectiv	(958)	(487)
Dividends paid (Note 13)	(384,508)	—
Proceeds from exercise of options	2	—
Buy-Back of shares	(177)	—

Net cash used in financing activities	(86,287)	(3,186)

Foreign exchange gain on cash held in foreign currencies	129	287

Net decrease in cash and cash equivalents	(125,687)	(22,125)
Cash and cash equivalents, beginning of year	229,903	115,010

Cash and cash equivalents, end of year	104,216	92,885

The accompanying notes are an integral part of the condensed interim consolidated financial statements. These condensed interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements.

APTALIS HOLDINGS INC.

Notes to Condensed Interim Consolidated Financial Statements

(amounts in the tables are stated in thousands of U.S. dollars, except share related data)

(unaudited)

1.	Governing Statutes, Description of Business and Basis of Presentation

Aptalis Holdings Inc. (formerly Axcan Holdings Inc.) is a corporation incorporated on January 10, 2008, under the General Corporation Law of the State of Delaware. The corporation and its subsidiaries (together the “Company”) commenced active operations with the purchase, through a wholly owned subsidiary, on February 25, 2008 of all of the outstanding common shares of Axcan Pharma Inc., a company incorporated under the Canada Business Corporations Act. The Company provides innovative, effective therapies for unmet medical needs including cystic fibrosis and gastrointestinal disorders. The Company has manufacturing and commercial operations in the United States, the European Union and Canada. The Company also formulates and clinically develops enhanced pharmaceutical and biopharmaceutical products for itself and others using its proprietary technology platforms including bioavailability enhancement of poorly soluble drugs, custom release profiles, and taste-masking/orally disintegration tablet (ODT) formulations.

On October 4, 2013, the Company and certain other wholly-owned subsidiaries completed a refinancing consisting of the (i) repayment of all outstanding indebtedness under preexisting senior secured credit facilities, (ii) termination of preexisting senior secured credit facilities and (iii) execution of a new senior secured credit facility that provides for senior secured term loans in the amount of $1,250,000,000 and a senior secured revolving credit facility that allows borrowings of up to $150,000,000 (collectively, the “Refinancing”). Following the Refinancing, we distributed approximately $399,500,000 to our shareholders, holders of our restricted stock units and certain holders of options (the “Distribution”). We also reduced the per share exercise prices of certain outstanding stock options, as allowable under the relevant option plan, to reflect the effects of the Distribution. The Refinancing and the Distribution are collectively referred to as the Recapitalization. Refer to Notes 10, 11 and 17 for additional information.

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars, the reporting currency, and prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial statements. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. The interim financial statements and related notes should be read in conjunction with the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2013. We have evaluated subsequent events as of January 30, 2014. The unaudited interim condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. When necessary, the financial statements include amounts based on informed estimates and best judgment of management. The results of operations for the interim periods reported are not necessarily indicative of results to be expected for the year. In Management’s opinion, the financial statements reflect all adjustments (including those that are normal and recurring) that are necessary for a fair statement of the results of operations for the periods shown. Certain prior period amounts have been reclassified to conform to the current period presentation, most notably, the Company has reclassified its presentation of fair value adjustments related to contingent consideration payable relating to business combinations from financial expenses to operating expenses within its consolidated statement of operations. These reclassifications did not change net income, total or net assets or cash and were not material. All intercompany transactions and balances have been eliminated in consolidation.

2.	Recently Issued Accounting Standards

In July 2013, the Financial Accounting Standards Board (“FASB”) issued a clarification regarding the presentation of an unrecognized tax benefit related to a net operating loss carryforward, a similar tax loss or a tax credit carryforward. Under this new standard, the liability related to an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset if available under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position. Otherwise, the unrecognized tax benefit should be presented in the financial statements as a separate liability. The assessment is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. We are still determining the impact of this standard on the presentation of both our deferred tax assets and income taxes payable.

In July 2013, the FASB issued guidance that permits the Fed Funds Effective Swap Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to the United States Treasury rate and London Interbank Offered Rate (“LIBOR”). In addition, the restriction on using different benchmark rates for similar hedges is removed. The provisions of this guidance are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2013, the FASB issued guidance on foreign currency matters on parent’s accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. This amendment clarifies the timing of release of currency translation adjustments from accumulated other comprehensive income upon deconsolidation or derecognition of a foreign entity, subsidiary or a group of assets within a foreign entity and in step acquisitions. This guidance is effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued guidance on the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance also requires an entity to disclose the nature and amount of those obligations. These amendments are effective for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is required. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued guidance on presentation of comprehensive income and requires an entity to present, either on the face of the financial statement or in the notes, the effects of significant amounts reclassified out of accumulated other comprehensive income on the respective line items of net income and to cross-reference to other required disclosures, where applicable. These disclosure requirements are effective for reporting periods beginning after December 15, 2012, with early adoption permitted. The adoption of this guidance requires enhanced disclosures and did not have a material impact on the Company’s consolidated financial statements.

In January 2013, the FASB issued guidance that limits the scope of existing disclosure requirements about offsetting assets and liabilities to derivatives, repurchase agreements, and securities borrowings and securities lending transactions that are either offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement. These amendments are effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The adoption of this guidance requires enhanced disclosures and did not have a material impact on the Company’s consolidated financial statements.

3.	Acquisitions, Research Collaborations and License Agreements

Agreements with Mpex Pharmaceuticals Inc. for acquisition and development of APT-1026

On April 11, 2011, the Company and its affiliate, Axcan Lone Star Inc, entered into a series of agreements with Mpex Pharmaceuticals Inc. (“Mpex”) for the acquisition and development of APT-1026 (the “Mpex Transaction”), a proprietary aerosol formulation of levofloxacin, which recently completed Phase 3 clinical trials for the treatment of pulmonary infections in patients with cystic fibrosis (CF). Subsequently on August 31, 2011, under the terms of these agreements, the Company and Merger Sub acquired all of Mpex’s assets related to APT-1026 in a merger of Mpex with and into Merger Sub, with Mpex being the surviving corporation and a direct, wholly owned unrestricted subsidiary of the Company. Prior to the merger, Mpex transferred all of its assets not related to APT-1026 to Rempex Pharmaceuticals Inc. (“Rempex”), a newly formed company that is owned primarily by the previous Mpex stockholders. Total consideration in relation to the Mpex Transaction consists of (i) time-based, non-contingent payments amounting to $62,500,000 to be paid in a number of installments, of which $52,500,000 has been paid to date, plus (ii) contingent payments of up to $195,000,000 upon the achievement of certain regulatory and commercial milestones, such as, acceptance for substantive review of an NDA or foreign equivalent, EU approval or U.S. approval and certain net sales milestones and (iii) earn-out payments based on net sales of APT-1026. Indemnity obligations of the Mpex security holders will be satisfied by set-off against a portion of the foregoing merger consideration payments. The final installments on the time-based non-contingent payments of $25,000,000 are due in the fiscal year ending September 30, 2014. On November 1, 2013, we paid $15,000,000 of these remaining installments. Also, in November 2013, we filed a Marketing Authorization Application (MAA) with the EMA. The MAA was accepted for substantive review and as a result, the Company paid a development milestone of $10,000,000 in December 2013 and expensed as research and development. The Mpex transaction was accounted for as an asset acquisition as Mpex did not entail the necessary processes or outputs to qualify as a business as defined in GAAP. The Company reached the conclusion that Mpex was an asset acquisition because it obtained the rights to access inputs through its co-development of pre-clinical intellectual property and did not employ Rempex’s scientists. The Company did not acquire processes that are capable of producing outputs given the intellectual property was early-stage. Given that the intellectual property acquired was still in development, it requires significant development effort by the Company and the scientists retained by the seller in order to produce outputs. Additionally, any substantive decisions related to APT-1026 required the approval of the development steering committee, which had equal representation from the Company and Rempex.

The further development of APT-1026 was conducted pursuant to the terms of the Development Agreement dated April 11, 2011, which was subsequently amended on October 25, 2013 among the Company, Merger Sub and Mpex. Since the completion of the divestiture of assets and liabilities unrelated to APT-1026 (the “Divestiture”) to Rempex, Rempex has assumed all of Mpex’s obligations under the Development Agreement. Under the Development Agreement, Mpex (and after the Divestiture, Rempex) has been paid for the actual development costs of APT-1026 and has had primary responsibility for conducting day-to-day development activities. Prior to the amendment of the Development Agreement, the Company was required to pay certain development costs estimated for the next three months in advance based on a rolling three-month forecast. The Company and Merger Sub have input regarding development strategy. Pursuant to the Development Agreement, on April 12, 2011, Mpex was paid $8,731,000 for development expenses it incurred from November 15, 2010 to March 31, 2011, which has been expensed as acquired in-process research, and an additional $9,913,000 for estimated development costs to be incurred during the first three months of the Development Agreement, of which $8,514,000 has been expensed as research and development. All payments under the Development Agreement, Option Agreement and Merger Agreement to Mpex or Mpex security holders, as applicable, will be made by or on behalf of Merger Sub (or after the consummation of the Merger, the Surviving Company). During the year ended September 30, 2011, the Company expensed $65,540,000 as acquired in-process research and development reflecting the initial non-contingent payment of $12,000,000, the discounted value of future time-based non-contingent payments payable under the Option and Merger agreements of $44,809,000 (with a corresponding liability) and the payment for certain pre-agreement incurred development expenses of $8,731,000.

During the three months ended December 31, 2013, the Company expensed $13,099,000 in research and development related to the development of APT-1026 and includes the contingent milestone of $10,000,000 due on acceptance of the MAA for substantive review ($2,998,000 during the three months ended December 31, 2012).As of December 31, 2013, $9,810,000 representing the amount accrued for the non-contingent payments payable under the Option and Merger agreements, is included in accounts payable and accrued liabilities. During three months ended December 31, 2013, the Company made milestone payments of $15,000,000 under this agreement.

On July 18, 2012, the Company received preliminary data on the placebo-controlled phase III clinical trial for U.S. approval for APT-1026. The Company’s initial analysis of this data showed that the clinical trial did not meet its primary endpoint, time to exacerbation, while it demonstrated efficacy in key secondary endpoints. The Company recently completed its second active controlled phase III clinical trials for EU approval where APT-1026 was compared to tobramycin. In this trial, the primary endpoint, non inferiority versus tobramycin in lung function, was met and efficacy in key secondary endpoints was also demonstrated. The Company has determined to take the next steps toward a regulatory filing for APT-1026 in the EU. On Friday, November 29, 2013, Aptalis filed the Marketing Authorization Application (MAA) in Europe, via the Centralized procedure, for APT-1026 (APT-1026, levofloxacin 240 mg Nebulizer Solution), a new formulation of levofloxacin for inhalation for the long-term management of chronic Pseudomonas aeruginosa infection in cystic fibrosis. The MAA was accepted for substantive review on December 23, 2013.

Equity investment in the Company

Simultaneous with the execution of the Mpex agreements, the Company received the proceeds of a $55,000,000 equity investment from funds managed by Investor Growth Capital Limited. Aptalis Holdings contributed the proceeds of the equity investment to its subsidiaries to fund a portion of the cost of the Mpex transactions.

4.	Disposal of the PHOTOFRIN/PHOTOBARR Product line

On March 28, 2011, the Company entered into a definitive agreement with Pinnacle Biologics, Inc., which acquired all global assets and rights related to PHOTOFRIN/PHOTOBARR, including inventory, for non-contingent payments amounting to $4,252,000. In addition to the non-contingent payments, additional payments shall be made to the Company after the achievement of certain milestones events. The Company will also be paid royalties on annual net sales of PHOTOFRIN/PHOTOBARR.

During the year ended September 30, 2011, the Company recorded a loss of $7,365,000 as a result of the disposal of the PHOTOFRIN/PHOTOBARR product line. Consideration for additional contingent payments to be made to the Company shall be recorded as a gain in the period in which they are received. The Company received milestone payments of $2,000,000 during the three months ended December 31, 2013 and recorded a gain ($1,000,000 during the three months ended December 31, 2012).

5.	Inventories

	December 31, 2013	September 30, 2013
	$	$
Raw materials and packaging materials, net of reserve for obsolescence of $953 ($555 as at September 30, 2013)	23,283	22,543
Work in progress, net of reserve for obsolescence of $663 ($449 as at September 30, 2013)	10,201	9,479
Finished goods, net of reserve for obsolescence of $1,024 ($981 as at September 30, 2013)	28,002	29,037

	61,486	61,059

6.	Income Taxes

The Company establishes a valuation allowance against deferred income tax assets in accordance with U.S. GAAP. At December 31, 2013, the Company had a valuation allowance of $214,080,000. The jurisdictions in which the Company recorded valuation allowances are the United States for $190,379,000, France for $21,981,000, Canada for $1,016,000 and Italy for $704,000. In future periods, if the deferred income tax assets are determined by management to be more likely than not to be realized, the recognized tax benefits relating to the reversal of the valuation allowance will be recorded in the consolidated statement of operations.

The Company’s effective tax rate for the three months ended December 31, 2013 was 82.23% compared to 23.60% in the prior year’s period. This difference arises from the following:

	Three months ended
	December 31, 2013		December 31, 2012
Combined statutory rate applied to pre-tax income	35.00%	5,727	35.00%	12,210

Difference with foreign tax rates	(21.54%)	(3,524)	(16.26%)	(5,673)
Unrecognized Outside basis difference for foreign subsidiaries	(48.07%)	(7,865)	—	—

Foreign Tax Credits	(64.98%)	(10,633)	—	—

Tax benefit arising from a financing structure	(13.49%)	(2,208)	(11.91%)	(4,156)
Non-deductible items	27.21%	4,452	1.23%	430
Research and developmental tax credits	(5.76%)	(943)	(4.47%)	(1,560)
State and local taxes	2.00%	327	0.35%	121
Change in Valuation Allowance	172.72%	28,262	15.94%	5,561
Others	(0.86%)	(140)	3.72%	1,301

	82.23%	13,455	23.60%	8,234

As of September 30, 2013, the Company had approximately $287,000,000 of unremitted earnings in respect to its international subsidiaries. A deferred income tax liability amounting to $ 101,000,000 on the outside basis of a subsidiary had been recorded in the fourth quarter of fiscal year 2013. During the first quarter of fiscal year 2014, distributions were made to the shareholders and cash was repatriated from certain of the Company’s foreign subsidiaries. The repatriation of earnings resulted in recognition of income of $ 250,000,000 for U.S. tax purposes; tax impact of which was offset by utilization of net operating losses and tax credits in the U.S. The excess amount of deferred income tax liability recorded at September 30, 2013 amounted to $ 13,500,000 which has been reversed during the first quarter of fiscal year 2014.

As at December 31, 2013, with respect to uncertain tax positions, the Company had unrecognized tax benefits of $5,987,400 ($5,939,000 as at September 30, 2013).

The following table presents a summary of the changes to unrecognized tax benefits:

	Three Months Ended December 31,
	2013	2012
	$	$
Balance, beginning of period	5,939	5,885
Additions based on tax positions related to the current year	—	—
Additions for tax positions of prior years	48	72
Settlements	—	—
Reductions for tax positions of prior years	—	—

Balance, end of period	5,987	5,957

The Company has historically recognized interest relating to income tax matters as a component of financial expenses and penalties related to income tax matters as a component of income tax expense. As of December 31, 2013, the Company had accrued $1,490,000 ($1,446,000 as of September 30, 2013) for interest relating to income tax matters. There were no amounts recorded for penalties as of December 31, 2013. The Company believes that the total amounts of unrecognized tax benefits will not significantly increase or decrease within 12 months.

The Company and its subsidiaries file tax returns in the U.S. federal jurisdiction and various states, local and foreign jurisdictions including Canada and France. In many cases, the Company’s uncertain tax positions are related to tax years that remain subject to examination by relevant tax authorities. The Company is subject to federal and state income tax examination by U.S. tax authorities for fiscal years 2008 through 2013. The Company is subject to Canadian and provincial income tax examination for fiscal years 2010 through 2013 and for international transactions for fiscal years 2007 through 2013. There are numerous other income jurisdictions for which tax returns are not yet settled, none of which is individually significant.

7.	Property, Plant and Equipment

	December 31, 2013
	Cost	Accumulated depreciation	Net
	$	$	$
Land	4,781	—	4,781
Buildings	48,751	10,463	38,288
Machinery, equipment and office furnishings	57,929	17,791	40,138
Automotive equipment	5,584	1,538	4,046
Computer equipment and software	31,482	26,512	4,970
Leasehold improvements	3,708	1,598	2,110

	152,235	57,902	94,333

	September 30, 2013
	Cost	Accumulated depreciation	Net
	$	$	$
Land	4,730	—	4,730
Buildings	47,870	9,931	37,939
Machinery, equipment and office furnishings	56,167	15,975	40,192
Automotive equipment	6,216	1,395	4,821
Computer equipment and software	30,996	25,484	5,512
Leasehold improvements	3,689	1,413	2,276

	149,668	54,198	95,470

8.	Goodwill and Intangible Assets

Goodwill

The following table reflects the changes in the carrying amount of goodwill:

	December 31, 2013	September 30, 2013
	$	$
Balance, beginning of year	180,058	178,325
Foreign exchange	624	1,733

Balance, end of year	180,682	180,058

Intangible assets with a finite life

The following table reflects the gross carrying amount and accumulated amortization roll-forward by major intangible asset class:

	December 31, 2013
	Cost	Accumulated amortization	Net
	$	$	$
Trademarks, trademark licenses, patents and other product rights related to commercialized products	820,153	308,999	511,154
Platforms and technologies	70,945	14,405	56,540
Supply agreements	9,668	2,923	6,745

	900,766	326,327	574,439

	September 30, 2013
	Cost	Accumulated amortization	Net
	$	$	$
Trademarks, trademark licenses, patents and other product rights related to commercialized products	818,761	293,427	525,334
Platforms and technologies	69,782	12,941	56,841
Supply agreements	9,668	2,670	6,998

	898,211	309,038	589,173

The following table reflects the changes in the carrying amounts of intangible assets:

	December 31, 2013
	Cost	Accumulated amortization	Net
	$	$	$
Balance, at October 1, 2013	898,211	309,038	589,173
Amortization	—	16,143	(16,143)
Foreign exchange	2,555	1,146	1,409

Balance, at December 31, 2013	900,766	326,327	574,439

	September 30, 2013
	Cost	Accumulated amortization	Net
	$	$	$
Balance, at October 1, 2012	994,767	257,392	737,375
Impairment	(103,654)	(31,946)	(71,708)
Amortization	—	80,801	(80,801)
Foreign exchange	7,098	2,791	4,307

Balance, at September 30, 2013	898,211	309,038	589,173

9.	Accounts Payable and Accrued Liabilities

	December 31, 2013	September 30, 2013
	$	$
Accounts payable	30,320	44,785
Contract rebates, product returns and accrued chargebacks	73,174	63,999
Accrued compensation and benefits	16,288	24,311
Current portion of purchase consideration on business combination (Note 3)	4,094	3,830
Accrued research and development costs	14,659	30,414
Accrued royalties	2,924	3,254
Deferred revenue	2,676	2,179
Other accrued liabilities	14,956	16,124

	159,091	188,896

10.	Long-Term Debt

	December 31, 2013	September 30, 2013
	$	$

Senior secured term B loans of $1,246,875 as at December 31, 2013, bearing interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (1) a base rate determined by reference to the highest of (a) the prime rate of Bank of America, N.A., (b) the federal funds effective rate plus 1/2 of 1.00%, and (c) the one-month LIBOR plus 1.00% or (2) LIBOR determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margins for borrowings under the Senior Secured Term Loan Facility under the Senior Secured Credit Facilities are 4.00% with respect to base rate borrowings and 5.00% with respect to LIBOR borrowings. In addition, the LIBOR and base rate for borrowings under the Senior Secured Term Loan Facility under the Senior Secured Credit Facilities are subject to a floor of 100 basis points and 200 basis points, respectively, secured by substantially all of the present and future assets of the Company, payable in quarterly installments, maturing in October 2020, subject to interest rate swap and cap agreements as further disclosed in Note 15

	1,230,810	—

Senior secured term loans of $926,375 as at September 30, 2013, bearing interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (1) a base rate determined by reference to the highest of (a) the prime rate of Bank of America, N.A., (b) the federal funds effective rate plus 1/2 of 1.00%, and (c) the one-month LIBOR plus 1.00% or (2) LIBOR determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margins for borrowings under the Senior Secured Term Loan Facility under the Second Amended and Restated Credit Agreement are 3.00% with respect to base rate borrowings and 4.00% with respect to LIBOR borrowings. In addition, the LIBOR and base rate for borrowings under the Senior Secured Term Loan Facility under the Second Amended and Restated Credit Agreement are subject to a floor of 150 basis points and 250 basis points, respectively, secured by substantially all of the present and future assets of the Company, payable in quarterly installments, maturing in February 2017, subject to interest rate swap and cap agreements as further disclosed in Note 15

	—	921,344

	1,230,810	921,344
Installments due within one year	12,500	9,500

	1,218,310	911,844

On October 4, 2013, in connection with the Recapitalization, the Company completed a refinancing of the term loans outstanding under the Amended Credit Facilities. The Company terminated its Second Amended and Restated Credit Agreement and entered into a new Credit Agreement (“Credit Agreement”). The Credit Agreement governs the new Senior Secured Credit Facilities.

Our new Senior Secured Credit Facilities consist of (i) a senior secured revolving credit facility (the “Senior Secured Revolving Credit Facility”), allowing for borrowings of up to $150,000,000, of which $25,000,000 may be in the form of letters of credit, and (ii) term B loans (the “term B loans” and the facility the “Senior Secured Term Loan Facility” and, together with the Senior Secured Revolving Credit Facility, the “Senior Secured Credit Facilities”) with an outstanding principal amount of $1,250,000,000 (excluding OID and upfront payments). The new senior secured revolving credit facility includes borrowing capacity available for letters of credit and for short-term borrowings.

An upfront fee of 50 basis points was paid on commitments under the senior secured revolving credit facility and an upfront fee of 1.00% was paid on the principal amount of the term B loans. Borrowings under the new senior secured credit facilities bear interest at a rate per annum equal, at the Company’s option, to either a base rate (subject to a floor of 2.0% in the case of term B loans) or a LIBOR rate (subject to a floor of 1.0% in the case of term B loans), plus, in each case, an applicable margin. Subject to the floor described in the immediately preceding sentence, the base rate is the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 1/2 of 1.0% and (3) the one-month LIBOR rate plus 1.0%. Subject to the floor described in the first sentence of this paragraph, the LIBOR rate is determined by reference to the costs of funds for U.S. dollar deposits for the associated interest period and is adjusted for certain additional costs. The applicable margins for term B loan borrowings are 4.00% per annum on base rate borrowings and 5.00% per annum on LIBOR borrowings. The applicable margin for revolving loan borrowings are subject to quarterly adjustment based on Aptalis Pharma’s senior secured net leverage ratio and will range from (A) 3.50% to 3.75% per annum on revolving loans that are base rate borrowings and (B) 4.50% to 4.75% per annum on revolving loans that are LIBOR borrowings.

Further, upon or after the consummation of a Qualifying IPO, as defined, so long as Aptalis Pharma’s senior secured net leverage ratio does not exceed 3.25:1.00, the applicable margin with respect to term B loans and revolving loans (otherwise determined in accordance with the above) will be reduced by 0.50%.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee of 0.50% per annum on unutilized commitments under the senior secured revolving credit facility. This unutilized commitment fee is subject to quarterly adjustment based on Aptalis Pharma’s senior secured net leverage ratio but in no event will the commitment fee increase to higher than 0.5%. We are also required to pay customary letter of credit fees and agency fees.

The principal amount of the term B loans amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount with payments beginning in December 31, 2013. The principal amount outstanding of the term B loans will be due and payable on October 4, 2020. The principal amount of outstanding loans under the Senior Secured Revolving Facility will be due and payable in full on October 4, 2018. At December 31, 2013, $1,250,000,000 of term B loans had been issued and no amounts had been drawn against the senior secured revolving credit facility. The term B loan was priced at $0.99, with yield to maturity of 6.23%, before the effect of interest rate hedging transactions as disclosed in Note 15.

The Credit Agreement governing the Senior Secured Credit Facilities requires the Company to prepay outstanding term B loans contingent upon the occurrence of events, subject to certain exceptions, with: (1) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the Senior Secured Credit Facilities, (2) commencing with the fiscal year ended September 30, 2014, 50% (which percentage will be reduced if the senior secured net leverage ratio is less than a specified ratio) of the annual excess cash flow (as defined in the Credit Agreement governing the Senior Secured Credit Facilities) and (3) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty events) by the Company or its subsidiaries, subject to reinvestment rights and certain other exceptions. As a result of the refinancing, the Company was not required to make prepayments related to the Amended Credit Facilities in the year ended September 30, 2013.

The Company used the proceeds from the borrowings under the term B loans to repay in full the outstanding indebtedness, in aggregate principal amount of $926,375,000 under the Second Amended and Restated Credit Agreement. Following the repayment, in accordance with the applicable accounting guidance for debt modifications and extinguishments, $980,000 of the remaining unamortized original issuance discount and $4,284,000 of the remaining unamortized deferred financing fees were written off and are included in Loss on extinguishment of debt in the accompanying statement of condensed consolidated operations during the three months ended December 31, 2013.

The Company’s Second Amended and Restated Credit Agreement governed the Amended Credit Facilities and comprised of Term B-1 Loans amounting to $750,000,000, Term B2- Loans amounting to $200,000,000 and a senior secured revolving credit facility totaling $147,000,000. As at September 30, 2013, $950,000,000 of term loans comprised of Term B-1 Loans amounting to $750,000,000 and Term B-2 Loans amounting to $200,000,000 had been issued of which $926,375,000 remained outstanding. No amounts had been drawn against the revolving credit facility under the Amended Credit Facilities.

Payments required in each of the next five years from the date of the balance sheet to meet the retirement provisions of the long-term debt are as follows:

$
2015	12,500
2016	12,500
2017	12,500
2018	12,500
2019	12,500
Following years	1,184,375

1,246,875
Unamortized original issuance discount	16,065

1,230,810

11.	Stock Incentive Plans

Management equity incentive plan

In April 2008, the Company adopted a Management Equity Incentive Plan (the “MEIP”), pursuant to which options are granted to select employees and directors of the Company. The MEIP provides that a maximum of 3,833,307 common shares of the Company are issuable pursuant to the exercise of options. The per share purchase price cannot be less than the fair value of the common share of the Company at the grant date and the option expires no later than ten years from the date of grant. Vesting of these stock options is split into three categories: (1) time-based options: 50% of option grants generally vest ratably over five years and feature a fixed exercise price equal to the fair value of common shares of the Company on grant date; (2) premium options: 25% of stock option grants with an exercise price initially equal to the fair value of common shares on grant date that will increase by 10% each year and generally vesting ratably over five years; and (3) performance-based options: 25% of stock option grants with a fixed exercise price equal to the fair value of common shares on grant date which vest upon the occurrence of a liquidity event (as defined under the terms of the MEIP) based on the achievement of return targets calculated based on the return received by majority shareholders from the liquidity event. While the time-based options and the premium options are expensed over the requisite service period, the performance-based options will not be expensed until the occurrence of the liquidity event. The MEIP was amended and restated effective February 11, 2011 primarily to reflect an increase to a maximum of 5,033,507 common shares of the Company issuable pursuant to the exercise of options and to change the required return targets that need to be achieved for vesting performance-based options issued under the amended and restated plan.

Special equity grant

In April 2008, the Company approved the Restricted Stock Unit grant agreement and the penny option grant agreement (collectively “Equity Grant Agreements”) pursuant to which a one-time grant of equity-based awards of either restricted stock units (“RSUs”) or options to purchase shares of common stock of the Company for a penny (“Penny Options”) was made to certain employees of the Company. A maximum of 1,343,348 shares of common stock of the Company are issuable with respect to the special grants. As a result of the option to allow the recipients to elect to have an amount withheld that is in excess of the required minimum withholding under the current tax law, the special grants will be accounted for as liability awards. As a liability award, the fair value on which the expense is based is remeasured each period based on the estimated fair value and the final expense will be based on the fair value of the shares on the date the award is settled. Such final expense is reclassified to additional paid-in capital six months after the settlement of awards on the lapse of the aforementioned option allowed to the recipients. The RSUs and Penny Options expire no later than four years and ten years respectively from the date of grant. One third of the granted RSUs and Penny Options vested immediately on date of grant; one third vested on August 25, 2009, and the remainder vested on August 25, 2010.

The carrying value of an RSU or Penny Option is always equal to the estimated fair value of one common share of the Company. The RSUs and Penny Options entitle the holders to receive common shares of the Company at the end of a vesting period. The total number of RSUs and Penny Options granted was 1,343,348 with an initial fair value of $10, equal to the share price at the date of grant. As at December 31, 2013, there were 5,000 RSUs outstanding (5,000 RSUs and 235,842 Penny Options outstanding as of September 30, 2013), all of which were vested at September 30, 2013.

Annual grant

In June 2008, the Company adopted a Long-Term Incentive Plan (the “LTIP”), whereby the Company is expected to grant annual awards to certain employees of the Company (the “participants”). The number of awards is initially based on the participant’s job level and base salary and is subsequently adjusted based on the outcome of certain financial performance conditions relating to the fiscal year. Each award that vests is ultimately settleable at the option of the participant in cash or in common shares of equivalent value. The awards vest (i) upon the occurrence of a liquidity event (as defined under the terms of the LTIP) and (ii) in varying percentages based on the level of return realized by majority shareholders as a result of the liquidity event.

The awards granted under this LTIP are eventually to be classified as liabilities in accordance with the FASB issued guidance on distinguishing liabilities from equity, since the award is for a fixed amount of value that can be settled at the option of the participant in (i) cash, or (ii) a variable number of common shares of equivalent value.

The Company will not recognize any compensation expense until such time as the occurrence of a liquidity event generating sufficient return to the majority shareholders (in order for the award to vest) is probable. If such an event were probable as of December 31, 2013, the value of the awards to be expensed by the Company would range between $16,674,000 and $20,009,000 depending on the level of return expected to be realized by the majority shareholders.

Distribution

The Company used the proceeds of the refinancing described in Note 10 and distributed approximately $399,500,000 to our shareholders, holders of the Company’s RSUs and certain holders of options granted under the MEIP (the “Distribution”). The Distribution resulted in the exercise of all the outstanding vested penny options. The distribution of $384,508,000 to the shareholders reduced the additional paid-in capital of the Company since the Company’s retained earnings are in a deficit position. The distribution of $14,978,000 to the RSU holders and holders of options granted under the MEIP is considered compensation expense. A portion of the distribution to certain holders of options granted under the MEIP amounting to $3,730,000 is subject to a repayment clause and has been deferred and will be recognized in expense over eighteen months.

The Company also reduced the per share exercise prices of certain outstanding stock options granted under the MEIP, as allowable under the relevant option plan, to reflect the effects of the Distribution. The per share exercise price reduction of $5.67 per underlying share of each unvested option granted under the MEIP was treated as a modification resulting in an incremental share-based compensation expense of $4,000,000 which will be recognized over the remaining vesting period of these options.

12.	Information Included in the Consolidated Operations and Cash Flows

a) Financial expenses

	Three Months Ended December 31,
	2013	2012
	$	$
Interest on long-term debt , including amortization of original issuance discount of $487 in 2013 ($346 in 2012)	19,487	13,834
Accretion expenses on amounts payable for the Mpex transaction	270	527
Interest and bank charges	137	250
Interest rate swaps and cap (Note 17)	1,320	1,510
Financing fees	1,549	192
Amortization of deferred debt issue expenses	1,011	1,575

	23,774	17,888

b) Other information

	Three Months Ended December 31,
	2013	2012
	$	$
Rental expenses	836	887
Shipping and handling expenses	1,215	1,495
Advertising expenses	3,478	3,763
Depreciation of property, plant and equipment	3,857	2,866
Amortization of intangible assets	16,143	22,392
Stock-based compensation expense	806	1,379

c) Accumulated other comprehensive loss

The components of accumulated other comprehensive loss are as follows:

	Foreign currency translation	Hedging contracts	Accumulated other comprehensive loss
		$	$
Balance, October 1, 2012	(41,123)	(17,382)	(58,504)
Other comprehensive income	3,231	688	3,919

Balance, December 31, 2012	(37,892)	(16,693)	(54,585)

Balance, October 1, 2013	(34,041)	(14,035)	(48,076)
Other comprehensive income (loss)	2,576	(106)	2,470

Balance, December 31, 2013	(31,465)	(14,141)	(45,606)

Amounts in accumulated other comprehensive loss are presented net of the related tax impact. Foreign currency translation is not adjusted for income taxes as it relates to permanent investments in international subsidiaries.

Details on reclassifications out of Accumulated Other Comprehensive Income:

(1) Hedging contracts - reclassifications to earnings are recorded in financial expenses. See Note 15 for additional details.

d) Supplemental cash flow information

	Three Months Ended December 31,
	2013	2012
	$	$
Interest received	47	59
Interest paid	20,334	15,033
Income taxes received	528	83
Income taxes paid	17,636	22,081
Non-cash investing and financing activities:
Accrual for purchase of property, plant and equipment	1,234	—

13.	Concentration of Credit Risk and Geographic Information

The Company operates in one segment, pharmaceutical products, due to the internal reporting structure in place, the composition of its business operations and the level of detail contained in the Company’s Chief Operating Decision Maker financial information package.

The Company operates in the following geographic areas:

	Three Months Ended December 31,
	2013	2012
	$	$

Total revenue
United States
Domestic sales	148,764	132,914
Foreign sales	4,641	3,394
International
Canadian and EU sales	30,138	28,311
Other sales	7,967	9,718

	191,510	174,337

Revenue is attributed to geographic areas based on the country of origin of the sales.

	December 31, 2013	September 30, 2013
	$	$
Property, plant, equipment and intangible assets
United States	88,142	91,692
Europe	395,379	401,623
Canada	185,251	191,328

	668,772	684,643

	December 31, 2013	September 30, 2013
	$	$
Goodwill
United States	20,931	20,931
Europe	97,864	97,240
Canada	61,887	61,887

	180,682	180,058

14.	Financial Instruments

Interest rate risk

The Company is exposed to interest rate risk on its variable interest-bearing term loans. The term loans bear interest based on British Banker Association LIBOR. As further disclosed in Note 15, the Company may enter into derivative financial instruments to manage its exposure to interest rate changes and reduce its overall cost of borrowing.

Currency risk

The Company is exposed to financial risk arising from fluctuations in foreign exchange rates and the degree of volatility of the rates. The Company has used derivative instruments historically to reduce its exposure to foreign currency risk. As at December 31, 2013, and September 30, 2013, no foreign exchange contracts were outstanding. As at December 31, 2013, the financial assets totaling $208,318,000 ($316,137,000 as at September 30, 2013) include cash and cash equivalents and accounts receivable for 5,645,000 Canadian dollars, 17,718,000 euros and 1,002,000 Swiss francs respectively (4,738,000 Canadian dollars, 14,379,000 euros and 1,084,000 Swiss francs as at September 30, 2013). As at December 31, 2013, the financial liabilities totaling $1,389,901,000 ($1,110,240,000 as at September 30, 2013) include accounts payable, accrued liabilities and long-term debt of 5,635,000 Canadian dollars, 19,074,000 euros and 61,000 Swiss francs respectively (6,828,000 Canadian dollars, 21,119,000 euros and 1,000 Swiss francs as at September 30, 2013).

Credit risk

Generally, the carrying amount of the Company’s financial assets exposed to credit risk, net of applicable provisions for losses, represents the maximum amount of exposure to credit risk. As at December 31, 2013 and September 30, 2013, the Company’s financial assets exposed to credit risk are composed primarily of cash and cash equivalents and accounts receivable.

As at December 31, 2013, the Company has approximately 84% of its cash and cash equivalents with two financial institutions. At times, such deposits may exceed the amount insured by Federal Deposit Insurance Corporation.

Fair value of financial instruments held at carrying amount on the consolidated balance sheet

The estimated fair value of the financial instruments held at carrying amount is as follows:

	December 31, 2013		September 30, 2013
	Fair value	Carrying amount	Fair value	Carrying amount
	$	$	$	$
Assets
Cash and cash equivalents	104,216	104,216	229,903	229,903
Accounts receivable, net	104,102	104,102	86,234	86,234
Liabilities
Accounts payable and accrued liabilities	159,091	159,091	188,896	188,896
Long-term debt	1,267,199	1,230,810	925,819	921,344

The following methods and assumptions were used to calculate the estimated fair value of the financial instruments that are held at carrying amount on the consolidated balance sheet:

a) Financial instruments for which fair value approximates carrying amount

The estimated fair value of certain financial instruments shown on the consolidated balance sheet approximates their carrying amount. These financial instruments include cash and cash equivalents, accounts receivable, net, accounts payable and accrued liabilities.

b) Long-term debt

The fair value of the variable interest-bearing term loan has been established based on broker-dealer quotes and represents a Level 2 input.

15.	Derivatives and Hedging Activities

Risk management objective of using derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, currency and credit risks primarily by managing the amount, sources, conditions and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which is determined by interest rates. The Company’s derivative financial instruments, if any, are used to manage differences in the amount, timing and duration of the Company’s known or expected cash payments principally related to the Company’s borrowings.

Cash flow hedges of interest rate risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and/or caps as part of its interest rate risk management strategy. While the Company seeks to mitigate interest rate risk by entering into hedging arrangements with counterparties that are large financial institutions that the Company deems to be creditworthy, it is possible that the hedging transactions, which are intended to limit losses, could adversely affect earnings. Furthermore, if the Company terminates a hedging arrangement, it may be obligated to pay certain costs, such as transaction or breakage fees. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges protect the Company from increases in interest rates above the strike rate of the interest rate cap. During the three months ended December 31, 2013, such derivatives were used to hedge the variable cash flows associated with a portion of the existing variable-rate debt.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated other comprehensive loss and is subsequently reclassified to earnings in the period in which the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

On November 8, 2013, in conjunction with the refinancing described in Note 10, the Company terminated its existing interest rate swap and interest rate cap agreements and paid a total of $13,547,000 to its derivative counterparties and discontinued hedge accounting accordingly. Subsequent to the refinancing, the existing swaps and cap no longer met the requirements for hedge accounting. As of the termination date, losses of $13,804,000 were deferred in Accumulated Other Comprehensive Income which will be amortized to interest expense through the original maturities of the instruments.

The Company then entered in two new interest rate cap agreements with an effective date of December 31, 2013 which protects the Company from increases in the cash flows on its variable rate debt under its October 4, 2013 Refinancing attributable to changes in LIBOR above the strike rate of the interest rate cap. The interest rate caps each have a notional amount of $275,000,000 amortizing to $25,000,000 by their maturity in December 2019. The interest rate caps are designated as cash flow hedges of interest rate risk and limits the Company’s interest payments on the hedged October 4, 2013 refinanced debt at 1.0%, plus the appropriate margin on each debt interest period which is currently 5.0%. The interest rate caps will fix the Company’s interest payments on the hedged debt at 6.78%.

On April 4, 2011, the Company had entered into two separate pay-fixed, receive-floating interest rate swap agreements with an effective date of June 30, 2011 which converted a portion of the variable rate debt under its Amended and Restated Senior Secured Credit Facilities to fixed rate debt. The first swap had a notional amount of $331,000,000, amortizing to $84,000,000 by its maturity in December 2015. At September 30, 2013, the notional amount of the first swap was $169,000,000. The second swap had a notional amount of $219,000,000 and matures in December 2016. These swaps were designated as cash flow hedges of interest rate risk.

On June 27, 2012, the Company had entered in an interest rate cap agreement with an effective date of September 30, 2012 which protected the Company from increases in the cash flows on its variable rate debt under its Second Amended and Restated Senior Secured Credit Facilities attributable to changes in LIBOR above the strike rate of the interest rate cap. The interest rate cap had a notional amount of $100,000,000 and matured in September 2016. The interest rate cap was designated as a cash flow hedge of interest rate risk.

As at December 31, 2013, the Company had two interest rate caps outstanding with a combined current notional amount of $550,000,000 and were designated as cash flow hedges of interest rate risk on LIBOR-based debt as described above. Amounts reported in Accumulated other comprehensive income related to derivatives are reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. The Company estimates that $4,563,000 presently classified in Accumulated other comprehensive loss will be reclassified as an increase to interest expense during the next twelve months. On January 29, 2014, the Company cancelled its outstanding interest rate caps and incurred cancellation fees amounting to $1,150,000.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the condensed consolidated balance sheet as at December 31, 2013:

		Derivatives – Fair Value
		December 31, 2013	September 30, 2013
	Balance sheet location
Derivatives designated as hedging instruments		$	$
Assets:
Interest rate cap	Other long-term assets	624	—

Total		624	—

Liabilities:
Interest rate swaps	Other long-term liabilities	—	11,733
Interest rate cap	Other long-term liabilities	—	277

Total		—	12,010

The table below presents the effect of the Company’s derivative financial instruments on the condensed consolidated operations for the three months ended December 31, 2013 and 2012:

	Location in the Condensed Consolidated Financial Statements	Three Months Ended December 31,
		2013	2012
		$	$
Interest rate swaps and cap in cash flow hedging relationships
Loss recognized in other comprehensive income (loss) on derivatives (effective portion), net of tax of $288 ($150 in 2012)	OCI/OCL	(486)	(254)
Loss reclassified from accumulated comprehensive loss into income (effective portion)	Financial expenses	(1,196)	(1,510)
Loss recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)	Financial expenses	—	—

The Company considers the impact of its and its counterparties’ credit risk on the fair value of the derivative financial instruments. At December 31, 2013, credit risk did not materially change the fair value of the Company’s derivative financial instruments.

The Company has determined that there is no difference between net and gross presentations of its financial instruments because (1) all financial instruments are presented gross on the condensed consolidated balance sheet; (2) the Company is not party to a master netting arrangement or other similar agreement; and (3) all of the Company’s financial instruments were in an asset position at December 31, 2013 and in a liability position at September 30, 2013.

16.	Fair Value Measurements

Financial assets and financial liabilities measured or disclosed at fair value on a recurring basis as at December 31, 2013 and September 30, 2013 are summarized below:

	Quoted prices in active markets for identical assets and liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance at December 31, 2013
	$	$	$	$
Assets
Derivative financial instruments		624		624

		624		624

Liabilities
Contingent consideration obligations	—	—	29,659	29,659
Long-term debt(1)		1,267,199	—	1,267,199

	—	1,267,199	29,659	1,296,858

	Quoted prices in active markets for identical assets and liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance at September 30, 2013
	$	$	$	$
Liabilities
Derivative financial instruments	—	12,010	—	12,010
Contingent consideration obligations	—	—	29,594	29,594
Long-term debt(1)	—	925,819	—	925,819

	—	937,829	29,594	967,423

(1)	Long-term debt is measured at amortized cost and shown in the table above at Fair Value.

Derivative financial instruments represent interest rate swap and interest rate cap agreements as more fully described in Note 17 and are measured at fair value based on market observable interest rate curves as of the measurement date.

The contingent consideration obligations are related to the Rectiv Transaction and the fair value measurement is determined using Level 3 inputs. The fair value of contingent consideration obligations is based on a probability-weighted income approach. The measurement is based on unobservable inputs supported by little or no market activity based on the Company’s assumptions. Significant unobservable inputs include the projected revenue estimates and the risk adjusted discount rate used to present value the probability weighted cash flows. Generally, a change in the discount rate assumption would result in a directionally opposite change in the contingent consideration obligation. The discount rate used in the fair value measurement is in the range of 7%-13% depending on the type of contingent payment. Changes in the fair value of the contingent consideration obligations are recorded in the Company’s condensed consolidated statement of operations and included in operating income. The Company continues to monitor performance of Rectiv and may make adjustments to its valuation models in future periods. Given the sensitivity of the valuation in relation to changes in the above noted assumptions, such changes, if required, could have a material impact on our financial statements.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended December 31, 2013:

	Balance at October 1, 2013	Transfers into (out of) Level 3	Purchases and settlements,	Accretion and fair value adjustments recorded in income	Balance at September 30, 2013
	$	$	$	$	$
Liabilities
Contingent consideration obligations	29,594	—	(629)	694	29,659

Certain financial assets and financial liabilities are measured at estimated fair value on a non-recurring basis. These instruments are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment).

Financial assets and liabilities measured or disclosed at fair value on a non-recurring basis as at December 31, 2013 and September 30, 2013 are summarized below:

	Quoted prices in active markets for identical assets and liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance at December 31, 2013
	$	$	$	$
Assets
Intangible assets	—	—	574,439	574,439

	—	—	574,439	574,439

	Quoted prices in active markets for identical assets and liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance at September 30, 2013
	$	$	$	$
Assets
Intangible assets	—	—	589,173	589,173

	—	—	589,173	589,173

The Company recorded an impairment charge and fair value changes of $71,708,000 related to its Rectiv and Lamictal intangible assets during the fiscal year ended September 30, 2013.

17.	Related Party Transactions

The Company recorded charges pursuant to the terms of a management fee arrangement with a controlling shareholding company of $1,925,000 during the three months ended December 31, 2013 ($1,729,000 during the three months ended December 31, 2012). As at December 31, 2013, the Company accrued fees payable to a controlling shareholding company amounting to $2,216,000 ($1,724,000 as at September 30, 2013).

On October 4, 2013, the Company and certain other wholly-owned subsidiaries completed a refinancing and distributed $348,705,000 to the controlling shareholding company.

18.	Pending Litigation

In October 2008, Eurand and Cephalon (which exclusively licenses certain patents from Eurand) received Paragraph IV certification letters relating to ANDAs submitted to the FDA by Mylan Pharmaceuticals, Inc., or Mylan, and Barr Laboratories, Inc., or Barr, each requesting approval to market and sell a generic version of the 15 mg and 30 mg strengths of extended-release cyclobenzaprine hydrochloride (AMRIX). In November 2008, Eurand received a similar certification letter from Impax Laboratories, Inc., or Impax. In May 2009, Eurand received a similar certification letter from Anchen Pharmaceuticals, Inc., or Anchen. Mylan, Impax, and Anchen alleged that U.S. Patent Number 7,387,793, or the ‘793 Patent, entitled “Modified Release Dosage Forms of Skeletal Muscle Relaxants,” issued to Eurand, will not be infringed by the manufacture, use or sale of the product described in the applicable ANDA and reserved the right to challenge the validity and/or enforceability of the ‘793 Patent. Barr alleged that the ‘793 Patent is invalid, unenforceable and/or will not be infringed by its manufacture, use or sale of the product described in its ANDA. In late November 2008, Eurand filed a lawsuit with Cephalon, in the U.S. District Court in Delaware against Mylan (and its parent) and Barr (and its parent) for infringement of the ’793 Patent. In January 2009, Eurand filed a lawsuit with Cephalon in the U.S. District Court in Delaware against Impax for infringement of the ’793 Patent. In July 2009, Eurand filed a lawsuit with Cephalon in the U.S. District Court in Delaware against Anchen (and its parent) for infringement of the ’793 Patent. Subsequently, in response to additional Paragraph IV certification letters regarding U.S. Patent Number 7,544,372, or the ’372 Patent, entitled “Modified Release Dosage Forms of Skeletal Muscle Relaxants” Eurand and Cephalon also filed lawsuits against Mylan, Barr, and Anchen for the infringement of the ’372 Patent. All cases were consolidated in one action in the U.S. District Court in Delaware, and were tried in a bench trial in September-October 2010.

On October 7, 2010, both Eurand and Anesta AG, or Anesta, a wholly-owned subsidiary of Cephalon, reached an agreement to settle the pending patent infringement litigation over AMRIX with Impax. Under terms of the settlement, both Eurand and Anesta will grant to Impax a non-exclusive, royalty-bearing license to market and sell a generic version of AMRIX in the United States beginning one year prior to expiration of the ’793 Patent, which is expected to expire in February 2025, or earlier under certain circumstances.

On May 12, 2011, the U.S. District Court in Delaware rendered a decision against Eurand and Cephalon. On May 13, 2011, Mylan launched its product. Eurand and Cephalon appealed the District Court’s finding of obviousness to the Federal Circuit, and on May 24, 2011, the District Court issued an injunction order enjoining Mylan from selling any additional products pending the Federal Circuit’s decision. On April 16, 2012, the Federal Circuit reversed and vacated the judgment of invalidity by the U.S. District Court in Delaware in the patent infringement lawsuit by Eurand and Cephalon. Mylan filed a petition for rehearing en banc and on July 25, 2012, the petition was denied. Subsequently Mylan filed a petition for certiorari to the United States Supreme Court on October 23, 2012 and on January 14, 2013, the petition was denied. The case was remanded to the District Court for consideration of the issue of damages. The trial on the issue of damages is scheduled to commence on September 2, 2014.

The Company is involved (and expects to continue to be involved from time to time) in patent litigation relating to ANDAs filed by potential competitors seeking to market generic versions of the Company’s products. For example, in July 2013, in response to notice letters regarding the filings of ANDAs by Mylan Pharmaceuticals, Inc. and Mylan Inc. (collectively, “Mylan”), as well as Sandoz Inc. (“Sandoz”), seeking approval to market a generic version of CANASA, the Company filed patent infringement lawsuits alleging infringement of certain of its patents and seeking, among other things, injunctive relief. Mylan filed its Answer and Counterclaims in August 2013 and Sandoz filed its Answer and Counterclaims in September 2013, in each case contending that the Company’s patents are invalid or not infringed. The Company believes the ANDAs were filed before the patents covering CANASA were listed in the Orange Book, which generally means that the Company is not entitled to the 30-month stay of the approval of these ANDAs provided for by the Hatch-Waxman Act. While the Company intends to vigorously defend these and other patents and pursue its legal rights, it can offer no assurance as to when the pending or any future litigation will be decided, whether such lawsuits will be successful or that a generic equivalent of one or more of its products will not be approved and enter the market. An adverse outcome in such patent litigation could materially and adversely affect the Company’s revenues.

19.	Subsequent Events

On January 8, 2014, the Company signed a definitive agreement to be acquired by Forest Laboratories, Inc. (NYSE: FRX), a leading, fully integrated, specialty pharmaceutical company. Forest has agreed to acquire the Company from its controlling shareholders, TPG, the global private investment firm, for $2.9 billion in cash, pending required reviews by anti-trust authorities. The transaction is expected to close in the first half of 2014, subject to regulatory review which was completed on January 24, 2014 and satisfactory completion of additional necessary closing conditions. All outstanding debt of the Company will be repaid upon close of the transaction. On January 29, 2014, in anticipation of a potential close, the Company cancelled its outstanding interest rate caps and incurred cancellation fees amounting to $1,150,000.